UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2004

KinderCare Learning Centers, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-42137 (Commission File Number)	63-0941966 (IRS Employer Identification No.)

650 NE Holladay Street, Suite 1400 Portland, OR 97232 (Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (503) 872-1300

Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneous satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2004, KinderCare Learning Centers, Inc. ("KinderCare") and KU Education LLC ("Parent") announced that they had entered into an Agreement and Plan of Merger (the "Agreement"), dated as of November 5, 2004, by and among Parent, KUE Merger Sub Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), KinderCare, KLC Associates, L.P., KKR Partners II, L.P., TCW Special Credits Fund V - The Principal Fund and David J. Johnson. Subject to the terms and conditions of the Agreement, Parent will acquire KinderCare. Parent will pay approximately $550.3 million in cash for all outstanding equity of KinderCare and will assume or repay approximately $490 million of KinderCare's debt. The per share price is determined by a formula which KinderCare estimates will result in a price of approximately $25.94 per share of KinderCare stock, $24.74 of which would be paid upon closing and $1.20 of which would be placed in escrow for one year to satisfy indemnification obligations. As a result of the transactions contemplated by the Agreement, KinderCare will become a wholly-owned subsidiary of Parent.

Pursuant to the Agreement, each outstanding share of KinderCare common stock will be transferred for or converted (except for shares owned by a stockholder who properly demands appraisal rights and shares of KinderCare common stock that are held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in treasury or by any wholly-owned subsidiary of KinderCare) into the right to receive an equal per share portion of the approximately $550.3 million in cash that will be paid in the aggregate to holders of KinderCare common stock and options. The Agreement has been approved by the respective Boards of Directors of KinderCare and Parent.

Also in connection with the transactions contemplated by the Agreement, at the request of Parent, each of Dan R. Jackson, Executive Vice President, Chief Financial Officer, Bruce A. Walters, Senior Vice President, Chief Development Officer, S. Wray Hutchinson, Senior Vice President of Operations, Edward L. Brewington, Senior Vice President of Human Resources and Education, and Eva M. Kripalani, Senor Vice President, General Counsel and Secretary, entered into an agreement not to solicit certain employees of KinderCare or its subsidiaries for a period of six months after the termination of such officer's employment.

The Agreement, the press release announcing the transactions contemplated by the Agreement and the letter agreements referred to above are attached as exhibits hereto and are incorporated herein by reference. This summary is qualified in its entirety by reference to the exhibits attached hereto.
Some of the statements contained in this report are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, the timing (including any possible delays) and receipt of regulatory approvals (including any conditions, limitations or restrictions placed thereon), as well as the risk that one or more governmental agencies may deny approval of the transaction and other factors that may be referred to in the KinderCare's reports filed with the Securities and Exchange Commission from time to time.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger, dated as of November 5, 2004, by and among KU Education LLC, KUE Merger Sub Inc., KinderCare Learning Centers, Inc., KLC Associates, L.P., KKR Partners II, L.P., TCW Special Credit Fund V - The Principal Fund and David J. Johnson.

10.1	Letter Agreement, dated as of November 5, 2004, by and between KinderCare and Dan R. Jackson.

10.2	Letter Agreement, dated as of November 5, 2004, by and between KinderCare and Bruce A. Walters.

10.3	Letter Agreement, dated as of November 5, 2004, by and between KinderCare and S. Wray Hutchinson.

10.4	Letter Agreement, dated as of November 5, 2004, by and between KinderCare and Edward L. Brewington.

10.5	Letter Agreement, dated as of November 5, 2004, by and between KinderCare and Eva M. Kripalani.

99.1	Press release, dated November 5, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2004

KinderCare Learning Centers, Inc.
/s/ DAN R. JACKSON Dan R. Jackson, Executive Vice President and Chief Financial Officer